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                                                                    EXHIBIT 23.3

                     Consent of Kosmatka Donnelly & Co. LLP

The Board of Directors
Bank of Southern Oregon

We consent to the use of our report dated February 26, 1999, with respect to the consolidated statements of financial condition of Bank of Southern Oregon as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, included herein and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ Kosmatka Donnelly & Co. LLP

Kosmatka Donnelly & Co. LLP
Medford, Oregon
March 17, 2000